Exhibit 99.2

Investor Fact Sheet NYSE: NJR

NJR CONTACTS:

DENNIS R. PUMA, DIRECTOR, INVESTOR RELATIONS	732-938-1229

GLENN C. LOCKWOOD, SR. VICE PRESIDENT & CHIEF FINANCIAL OFFICER	732-938-1491

March 17, 2010

NJR LAUNCHES RESIDENTIAL SOLAR GENERATION PROGRAM

Background

New Jersey Resources (NJR) recently announced the launch of its first solar program. The innovative offering will provide customers with solar panels with no upfront, installation or maintenance costs and make renewable energy more affordable and accessible. Under the program, NJR Home Services, an unregulated subsidiary of NJR, will lease solar panels to qualified homeowners for approximately $52 per month for a six-kilowatt system over a 20-year period. That monthly rate is fixed over the life of the lease and includes all installation and maintenance costs. To qualify, a home must have a south facing roof in order to draw maximum exposure from the sun (southeast to southwest facing roofs may be acceptable). The roof area must be clear of shading from trees or other structures and be no more than five years old so that the life of the lease coincides with the average life of a roof.

For the initial program, third-party contractors will be engaged to sell, install and service the equipment selected by NJR and required to assure compliance with all state codes, regulations and certification as they may affect the construction, operation and regulatory approvals of the system. Contractors will be selected from the list of participating contractors in New Jersey Clean Energy Program’s QA/QC Program.

NJR plans to initially make this offer to approximately 130 residential customers, and assuming full participation, expects to invest up to $4 million. Investments made by the company will qualify for a 30-percent federal investment tax credit along with current New Jersey Clean Energy Program rebates up to $1.55 per kilowatt installed. In addition, the energy produced will be eligible for Solar Renewable Energy Certificates (SREC), which can be sold to Load Serving Entities (LSE) in New Jersey to meet their renewable energy requirements. Lease payments from residential customers will provide additional return on investment.

Program Operations and Returns

Customers will realize savings immediately following system certification. The renewable technology is estimated to save the average homeowner approximately $100 a month on electric costs, based on current prices. Over the life of the lease, customers may save over $20,000 in electric costs while generating clean, reliable power for their home.

For NJR, return on investment is derived from four sources. Tax credits and rebates are available as one-time benefits, while lease payments and SRECs are over the life of the lease. These sources are:

A Federal Investment Tax Credit and associated depreciation (ITC/DA). This credit was codified by Congress in January 2008 and in place through 2016.

A one-time NJ Clean Energy Program (NJCEP) solar rebate from the state of NJ. The NJCEP Renewable Energy Incentive Program (REIP) has been authorized to spend $53.3 million for all renewable energy projects. $33.3 million has been allocated to expenditures on solar projects, of which $17.5 million has been committed in support of 10MW of residential solar projects. The rebate may be applied for prior to installation and will be earned immediately after construction.

Fixed, non-esclating, lease payments from participating customers. NJRHS will lease solar panels to qualified homeowners for approximately $52 per month for a six-kilowatt system over a 20-year period.

Market-based SRECs. New Jersey requires enitites that supply electricity to retail customers, or LSEs, generate an increasing portion of their load from renewable energy sources such as solar. New Jersey has adopted the highest requirement for solar generation in the U.S., requiring 2.12 percent by 2021. LSEs can meet that requirement by building or investing directly in renewable and solar projects; paying a Solar Alternative Complinance Payment (SACP), currently $693 per megawatt hour, or purchasing market-based SRECs from solar projects such as this program. An SREC is equal to one megawatt hour produced. An average residential home in the project is estimated to generate approximately six SRECs per year and each SREC can be sold for up to 15 months after generation.

The earnings impact of the program will be dependent on response and timing of installations. In addition to its initial program, NJR is also in the process of exploring several other solar and renewable opportunities in the residential, commercial and industrial markets.

FOR FURTHER INFORMATION CONTACT:

Dennis R. Puma, Director, Investor Relations, 732-938-1229

dpuma@njresources.com

Glenn C. Lockwood, Senior Vice President and Chief Financial Officer, 732-938-1491

gclockwood@njresources.com

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